Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

Google Inc. AdWords Reseller Addendum

This Google Inc. AdWords Reseller Addendum (“Addendum”), effective as of May 1, 2011 (“Effective Date”), is entered into by the reseller executing this Addendum (“Reseller” or “Customer”) and Google Inc. (“Google”). This Addendum is an addendum to the Google Inc. Advertising Program Terms (available at www.google.com/ads/terms, the “Ads Terms”), which are hereby incorporated by reference. Any use of the AdWords API by Reseller will also be subject to the terms and conditions of the AdWords API (available at www.google.com/apis/adwords/terms.html, the “API Terms”). This Addendum, the Ads Terms, and, if applicable, the API Terms (collectively, the “Reseller Agreements”) govern Reseller’s participation in Google’s AdWords advertising program (the “AdWords Program”) as a reseller appointed by Google (the “Reseller Appointment”). Any capitalized terms not defined in this Addendum have the meanings assigned to them in the Ads Terms.

1. Reseller Appointment. Google authorizes Reseller to be a non-exclusive authorized reseller of AdWords Program advertising inventory that is made generally commercially available by Google (“AdWords Inventory”). AdWords Inventory can be sold by Reseller only to local small-medium advertisers, whose principal place of business is located in the United States, Canada, [*****] and [*****] (each an “Advertiser”). Based on market conditions and upon mutual agreement of the parties, parties may change the countries in which Reseller is permitted to sell AdWords Inventory under this Addendum. The Minimum Qualified Advertiser Threshold for North America is set forth in Exhibit B. 90 days prior to July 2012, parties will agree upon the Minimum Qualified Advertiser Threshold for [*****] and amend this Addendum to include the Minimum Qualified Advertiser Threshold for [*****]. 90 days prior to January 2014, parties will agree upon the Minimum Qualified Advertiser Threshold for [*****] and amend this Addendum to include the Minimum Qualified Advertiser Threshold for [*****]. Two Performance Periods after Reseller begins to sell AdWords Inventory in a particular country, parties may, upon mutual agreement of the parties, revise the Minimum Qualified Advertiser Threshold for that country. Parties acknowledge and agree that this Addendum is part of a global arrangement between Google and Reseller to extend the Reseller Appointment to various agreed upon countries. In the event this Addendum is terminated, parties will work together to re-evaluate the terms of the agreement in other regions to make sure that the mutual global goals of the parties are still aligned. Google, in its sole discretion, reserves the right to disallow certain Advertisers from being activated or served through Reseller (even after initially accepting the Advertiser). For purposes of clarification, AdWords Inventory does not include Google TV Ads; provided, however, that the exclusion of Google TV Ads inventory from this Addendum is not intended to limit any Google TV Ads inventory options available to Reseller without a performance bonus under the Ads Terms.

2. Obligations.

a. Reseller Obligations. Reseller will (i) use commercially reasonable efforts to activate Advertisers, (ii) ensure that any description of a final product incorporating AdWords Inventory that Reseller sells to Advertisers (“Retail Product”) includes the product characteristics set forth in Exhibit A, (iii) perform its obligation under this Addendum in a timely and professional manner with competent qualified individuals exercising due skill and care; (iv) make commercially reasonable and good faith efforts to comply with Google’s business partner due diligence process, including, without limitation, providing requested information; and (v) comply with all applicable laws, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, which prohibit corrupt offers of anything of value, either directly or indirectly, to a government official to obtain or keep business. “Government officials” include any government employee; candidate for public office; and employee of government-owned or government-controlled companies, public international organizations, and political parties.

b. Google Obligations. Google will make available a dedicated Google AdWords account manager to support Reseller. Google will pay Reseller one performance bonus per Performance Period in accordance with Exhibit B provided that Reseller has complied with the conditions set forth in Exhibit B. Google may select the form of performance bonus (i.e., by check, wire transfer or AdWords Program credit) at its sole discretion.

c. Joint Obligations. Reseller and Google will have executive business reviews to discuss key operational, sales and marketing objectives, agreed upon actions and observed impact, and potential growth opportunities, the details of such business reviews (e.g., location, timing and format) to be agreed upon by the parties.

3. Brand Features. Each party will own all right, title and interest to trade names, trademarks, service marks, logos and domain names secured by such party from time to time (“Brand Features”). In performing its obligations under this Addendum, Reseller may only refer to itself as a “Google AdWords Authorized Reseller”. Google authorizes Reseller to display the “Google AdWords Authorized Reseller” Brand Feature, as provided to Reseller by Google in writing, in the United States, Canada, [*****] and [*****] during the Term solely in accordance with the Trademark Guidelines available at www.google.com/permissions/guidelines.html and solely for the purpose of fulfilling Reseller’s obligations set forth in this Addendum. Reseller must submit all materials containing Google’s Brand Features to Google for prior written approval. Reseller authorizes Google to use Reseller’s Brand Features in connection with this Addendum during the Term in connection with Google’s marketing presentations and materials (e.g., a web page created by Google that contains the Reseller’s Brand Features and links to the Reseller home page or relevant page on the Reseller’s website).

4. Account Management. Reseller will use best account management practices in managing the AdWords accounts, including, without limitation, (a) creating only one AdWords account for each Advertiser, (b) uploading complete and accurate business name,

Confidential material redacted and filed separately with the Securities and Exchange Commission.

address, and URLs for each Advertiser and (c) being responsible for all account activation and management (e.g., geo-targeting or geo-modified keywords and local extensions). Reseller will be granted access to My Client Center and Consolidated Billing (subject to the applicable terms and conditions for such tools).

5. Customer Service. Reseller will be solely responsible for providing all customer service (including, without limitation, billing and collections) to Advertisers it activates in the AdWords Program, in accordance with industry standards, which at the minimum will include (a) phone support during business hours and (b) response to e-mail queries within 5 business days, with immediate resolution for any issues when possible. Reseller agrees that Google will have the right, upon request, to review samples of communications sent by Reseller to Advertisers in connection with the transactions contemplated by this Addendum. Google will also have the right to send customer satisfaction questionnaires to Advertisers.

6. Subcontractors. Reseller may, subject to Google’s written consent (which can be revoked at any time), use subcontractors solely to assist Reseller with its sales, marketing and technology fulfillment obligations under this Addendum. Reseller must enter into a written agreement with subcontractor which contains terms that are consistent with and at least as restrictive as the terms of this Addendum. Reseller remains responsible for compliance of subcontractor and its personnel in all respects with this Addendum. To the extent that any act or omission by any subcontractor appointed pursuant to this Section 6 would constitute a breach of this Addendum if committed by Reseller, Reseller shall be liable to Google for such act or omission as if the act or omission had been committed by Reseller. Reseller will ensure that subcontractors will not refer to itself as a “Google AdWords Authorized Reseller”.

7. Channel Partners. Pursuant to Section 6, Channel Partners (as defined in Exhibit B) are subcontractors under this Addendum and Google will pay Reseller Performance Bonus based on Qualified Advertisers activated by its Channel Partners; provided that such Channel Partners have complied with the terms and conditions of this Addendum (including, without limitation, compliance with law, transparency to Advertisers as set forth in Section 9(a) and Exhibit A, and [*****]. Reseller agrees to the following: (a) Reseller has or will enter into written agreements with Channel Partners which contains terms that are consistent with and at least as restrictive as the terms of this Addendum (each a “Channel Partner Agreement”); (b) Channel Partner Agreements will include audit rights which can be exercised directly by Google; (c) Channel Partner Agreements will expressly provide that Google is a third party beneficiary to the Channel Partner Agreements so that Google may directly enforce the terms of the Channel Partner Agreements against the Channel Partners; (d) Reseller will require that Channel Partners include the total Retail Price (as defined in Exhibit C) including Set-up Fee (as defined in Exhibit A) on the Reseller’s platform; (e) Reseller will ensure that Channel Partners will not refer to itself as a “Google AdWords Authorized Reseller”; and (f) all information provided to Google regarding Channel Partners and Qualified Advertisers activated by Channel Partner is complete, correct and current. Reseller remains responsible for compliance of Channel Partners and its personnel in all respects with this Addendum To the extent that any act or omission by any Channel Partner would constitute a breach of this Addendum if committed by Reseller, Reseller shall be liable to Google for such act or omission as if the act or omission had been committed by Reseller. On a quarterly basis, Reseller will provide to Google a list of top Channel Partners and Google may work directly with such Channel Partners upon 6 month prior notice to Reseller. In the event that Google decides to work directly with a Channel Partner, parties will work together to modify the applicable Minimum Qualified Advertiser Threshold accordingly.

8. Training. Google agrees to train Reseller on the AdWords Program, including (a) how to resell AdWords Inventory and (b) how to create and manage Advertiser accounts, the details of such training to be determined by Google in its sole discretion. Reseller agrees that all of its (i) AdWords account managers and other applicable business functions will pass the “Google Advertising Fundamentals Exam” and the “Search Advertising Advanced Exam” within 60 calendar days of the Effective Date (as defined below) and stay qualified during the Term and (ii) sales force who are selling AdWords Inventory hereunder, including, without limitation, any subcontractors, will have passed the “Authorized AdWords Reseller Program: Sales Representative Exam” within 6 months of the Effective Date (collectively, “AdWords Qualified”). If relevant personnel who are AdWords Qualified leave the employment of Reseller, Reseller will ensure that any replacement personnel become AdWords Qualified within 90 days from such departure.

9. Reporting Requirements; Records and Audit Rights.

a. Reports to Advertiser. Reseller will provide Advertiser with reporting data as frequently as existing reporting from Reseller to Advertiser, but no less than on a monthly basis, that discloses absolute dollars spent on Google and performance (at a minimum cost, clicks and impressions of users on the AdWords account of that Advertiser), in a reasonably prominent location. Any reports must be provided in a manner consistent with existing customer reporting methods (e.g., postal mail or email), and available in any online reporting system provided to Advertisers.

b. Reports to Google. Reseller will deliver to Google the written reports set forth in Exhibit C.

        c. Records and Audit Rights. Reseller will keep and maintain complete and accurate books, records and accounts relating to this Addendum and conduct internal audits as are reasonably required to verify continuing compliance with this Addendum. During the Term, and for a period of one year thereafter, Google may, upon 30 calendar days’ prior written notice and during normal business hours, have an independent auditor review and audit Reseller’s relevant records to confirm Reseller’s compliance with this Addendum. Auditor will only have access to those books and records of Reseller which are reasonably necessary to confirm such compliance. Any such audit will be at Google’s expense, but if such audit reveals any material breach of this Addendum, Reseller will promptly pay to Google all costs and expenses of such audit. Reseller will promptly correct any noncompliance revealed by an audit.

10. Billing; Payment. Google will invoice Reseller each month by providing an aggregate-level bill to Reseller. Payment by Reseller to Google will be due within 45 calendar days from the invoice date. In the event Google, at its sole discretion, decides to

Confidential material redacted and filed separately with the Securities and Exchange Commission.

offer reimbursement for travel, entertainment, marketing, or other expenses, Google will only do so if (a) Reseller has obtained written approvals from Google prior to Reseller’s expenditure and (b) requests for reimbursement are supported by detailed records.

11. Confidentiality. No party may disclose the terms or conditions of this Addendum (except when required by law) or make any public statement regarding the relationship contemplated by this Addendum without the prior written consent of the other party. Reseller may not disclose the terms, conditions or existence of any non-public aspect of the Reseller Appointment, except to its professional advisors under a strict duty of confidentiality or as necessary to comply with applicable law.

12. Term; Termination. This Addendum will commence on the Effective Date and will continue through the third year anniversary of the Effective Date (the “Term”), unless terminated earlier in accordance with this Section. Either party may terminate this Addendum: (a) if the other party materially breaches any term or condition of this Addendum and fails to cure such breach within 30 calendar days after receiving written notice thereof; or (b) for any reason or no reason (1) before any renewal, upon 60 calendar days’ prior written notice to the other party and (2) after any renewal, upon written notice to the other party. Google may terminate this Addendum immediately upon written notice to Reseller if: (A) Reseller breaches (i) Section 11 (Confidentiality) or Section 3 (Brand Features), (ii) Google or Partner Policies or (iii) the API Terms; (B) Google terminates the AdWords Program; (C) Google believes, in good faith, that the Reseller has violated or caused Google to violate any applicable law, or that such a violation is likely to occur; (D) Reseller misses the Minimum Qualified Advertiser Threshold (as defined in Exhibit B) as calculated at the end of the Performance Period to which the Minimum Qualified Advertiser Threshold corresponds for any Performance Period; (E) [*****]; (F) [*****]; or (G) if the number of Advertisers providing negative feedback based on the customer satisfaction questionnaires sent to Advertisers pursuant to Section 5 exceeds 5% of the total number of Advertisers at the end of any Performance Period; provided that Google notified Reseller of the negative feedback (“Feedback Notice”) and Google discussed with Reseller potential ways for Reseller to reduce the negative feedback within 60 days of the Feedback Notice. Notwithstanding the foregoing, with respect to subparagraphs (D), (E), (F) and (G), Google may only terminate with respect to the Reseller territory that has failed to comply with such requirements. Upon termination or expiration of the Ads Terms or the API Terms, this Addendum will automatically terminate. Sections 9(c), 11 and 12 will survive any expiration or termination of this Addendum. Termination or expiration of this Addendum does not (x) terminate the Ads Terms which will continue to apply to all AdWords accounts created by Reseller on its own behalf or on behalf of Advertisers, or (y) prevent Reseller from participating in the AdWords program pursuant to the Ads Terms.

Agreed and accepted as of the latest of the signature dates below by:

GOOGLE INC.	RESELLER: REACHLOCAL, INC.

By: /s/ Nikesh Arora	By: /s/ Zorik Gordon

Print Name: Nikesh Arora	Print Name: Zorik Gordon

Title: President, Global Sales and Business Development	Title: President and CEO

Date: April 25, 2011	Date: April 25, 2011

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT A

Retail Product

1.	Retail Product characteristics:

In the event that Reseller charges a separate fee for setting up the AdWords account as part of Retail Product (“Set-up Fee”), Reseller will apply the Set-up Fee only once per Advertiser upon the creation of the AdWords campaign and the Set-up Fee will not exceed $999 per Advertiser.

2.	Reseller must clearly disclose in writing during the process of reselling AdWords Inventory, on Reseller’s website and in the marketing and promotional materials designed to promote Reseller’s services and offerings as an Authorized Google AdWords Reseller to the Advertiser, that the Retail Product includes a management fee over the cost of purchase of AdWords Inventory.

3.	In the event that Reseller wishes to change the Retail Product characteristics set out in Section 1, it must: (a) notify Google in writing (including by e-mail), and (b) receive written confirmation (including by e-mail) from Google of Google’s agreement.

4.	Subject to Section 3, to the extent permitted by applicable law, Reseller agrees to consult with Google in good faith with respect to the creation and development of Retail Products under the Addendum and this Exhibit A, and to communicate to Google the characteristics of each Retail Product prior to their commercialization; provided always that Reseller will be free to charge Advertisers whatever final Retail Prices Reseller chooses for the Retail Product in its sole discretion.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT B

Performance Bonus

[*****]

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT C

Reseller Reports

[*****]

Confidential material redacted and filed separately with the Securities and Exchange Commission.